Exhibit 99.6

The Charter of the Governance and Nominating Committee of Smithton Bancorp, Inc. shall be amended as follows:

CHARTER

of the

GOVERNANCE and NOMINATING COMMITTEE

of the Board of Directors of Smithtown Bancorp

Section 1. Membership. The Governance and Nominating Committee shall consist of at least four Directors. At least three members of the Committee shall be present at a meeting to constitute a quorum. All members of the Committee shall be “independent directors” as defined by the pertinent legal and/or regulatory standards applicable at the time.

Section 2. Meetings. The Committee shall meet at such times and places as it deems advisable. Written agendas shall be prepared for each meeting, and minutes of the meetings shall be maintained.

Section 3. Chairman. If the Chairman of the Board of Directors is an “independent director” as defined by the pertinent legal and/or regulatory standards applicable at the time, he or she shall serve as Chairman of the Governance and Nominating Committee. If the Chairman of the Board of Directors is not an “independent director” and the Board of Directors has elected a Lead Director, then the Lead Director shall serve as Chairman of the Governance and Nominating Committee. In any other event, the Board of Directors, in its discretion, may elect a Chairman of the Governance and Nominating Committee. The Chairman, when present, shall preside at all meetings of the Committee.

Section 4. Committee Duties. The Committee shall: (1) on an annual basis, or more frequently if needed, collect and analyze such information it deems necessary to formulate recommendations to the Board of Directors with regard to which Directors are “independent” as defined by the pertinent legal and/or regulatory standards applicable at the time; (2) identify and evaluate the qualifications of candidates for vacant positions on the Board of Directors and recommend nominees to the Board; (3) make recommendations to the Board with regard to who should comprise the members of all Board Committees, and the Chairmen of those Committees; and, (4) in its discretion, consider any and all other matters pertaining to corporate governance and make such recommendations to the Board as it shall deem appropriate.

Section 5. Board Nomination Process. The Committee may receive nominations for vacancies on the Board of Directors from members of the Board of Directors and stockholders of the corporation. The Committee shall gather information on a prospective nominee from the person making the nomination, from the Committee members own knowledge of the prospective nominee, from the knowledge of other Board members and from interviewing the prospective nominee, if desired. The Committee may retain the services of a third-party search firm to learn of prospective nominees or to obtain additional information about a prospective nominee, if desired. The Committee shall review and discuss the prospective nominee’s ability to meet the qualifications and standards established by the corporation to be a member of the Board of Directors. The Committee shall be responsible for making recommendations to the full Board of Directors as to the individuals who should be nominated or elected by the Board. The Board shall approve a nominee by a vote of a majority of the independent directors.

Section 6. Evaluation of Board Nominees. In identifying and evaluating prospective nominees, the Committee shall be guided by the qualifications of directors set forth in the By-Laws of the corporation with regard to citizenship and stockholder status. The Committee shall also consider the age of a prospective nominee, which may be not less than 21 and not more than 72 years of age. The Committee may also consider the prospective nominee’s ability to meet the applicable legal and/or regulatory standards for “independent director”, the prospective nominee’s ability to represent the interests of the stockholders of the corporation, and the prospective nominee’s ability to dedicate sufficient time and attention to the diligent performance of his or her duties.